Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal 2025 results

•	Delivered strong performance on all key financial metrics
•	Net service revenue growth accelerated
•	Margins set a first quarter record
•	Adjusted EPS increased by 25%
•	Achieved the 17th consecutive quarter with a greater than 1.0x book-to-burn ratio, driven by a 1.2x book-to-burn in the design business; backlog and pipeline are at all-time highs
•	Increased fiscal 2025 guidance

DALLAS (February 3, 2025) — AECOM (NYSE: ACM), the trusted global infrastructure leader, today reported first quarter fiscal 2025 results.

(from Continuing Operations; $ in millions, except EPS)	As Reported	YoY % Change	Adjusted[1] (Non-GAAP)	YoY % Change
Revenue	$4,014	3%	--	--
Net Service Revenue (NSR)[2]	--	--	$1,801	5.5%
Operating Income	$237	46%	$240	7%
Segment Operating Margin[3]	--	--	15.4%	+40 bps
Net Income	$177	83%	$175	22%
EPS (Fully Diluted)	$1.33	87%	$1.31	25%
EBITDA[4]	--	--	$271	8%
EBITDA Margin[5]	--	--	15.6%	+20 bps
Operating Cash Flow	$151	6%	--	--
Free Cash Flow[6]	--	--	$111	28%
Total Backlog[7]	$23,877	4%	--	--

“Trends across our markets remain robust, and our backlog and pipeline are at record levels, characterized by a highly diverse mix of clients and sectors,” said Troy Rudd, AECOM’s chief executive officer. “As a result, we delivered strong performance in the first quarter and raised our guidance for the full year. Importantly, we are investing to extend our advantages. This includes key hires and growth investments to support the Water & Environment Advisory business as we continue to expand our addressable market of higher-value infrastructure professional services.”

“The benefits of our Think and Act Globally strategy are evident in our high win rates and record backlog,” said Lara Poloni, AECOM’s president. “We are seeing positive proof points that reinforce our investment in our new Water and Environment Advisory business. We have already made several key hires, and as the number one water, environment, facilities and transportation firm as ranked by ENR, we are confident that we will achieve our goal of doubling the $200 million of net service revenue in this business over the next three years.”

“We are off to a strong start in fiscal 2025 with first quarter results that exceeded our expectations,” said Gaurav Kapoor, AECOM’s chief financial and operations officer. “This includes accelerating NSR growth, record first quarter margins and double-digit adjusted EPS growth. As we look ahead, continued expected growth and the high return on our strategic investments underpin our confidence in delivering a 17% margin exit rate by the end of fiscal 2026 and even higher margins over time. Importantly, our balance sheet remains strong and we delivered a 28% increase in free cash flow, which supported continued returns of capital to our shareholders under our returns-based capital allocation policy.”

First Quarter Highlights

•	Revenue increased by 3%; net service revenue[2] increased by 5.5%, highlighted by 9% growth in the Americas design business.
•	Operating income increased by 46%; the segment adjusted[1] operating margin[3] increased by 40 basis points to 15.4% and the adjusted[1] EBITDA margin[5] increased by 20 basis points to 15.6%, both of which set first quarter records.
•	Net income increased by 83%; adjusted[1] EBITDA[4] increased by 8% and adjusted[1] EPS increased by 25%.
•	Free cash flow increased by 28%, and the Company returned $55 million to shareholders through repurchases and dividends in the quarter.
•	Total backlog[7] increased by 4% to a record high, driven by a 1.2x book-to-burn[8] ratio in each of the Americas and International design businesses, contributing to a 1.1x book-to-burn ratio enterprise wide.

-	The Company’s pipeline of opportunities increased to a new record and included double-digit growth in later stage opportunities with award decisions over the next several quarters.
-	Americas design backlog increased by 7% and is also at a record high.

Financial Guidance

•	AECOM raised its adjusted EBITDA and adjusted EPS guidance for fiscal 2025, which includes expectations to deliver record net service revenue and profitability, margins and continued strong cash flow conversion in fiscal 2025; the Company expects:

-	Organic NSR[2] growth of 5% to 8%.
-	Adjusted[1] EBITDA[4] of between $1,175 million and $1,210 million, up 9% at the mid-point.
-	Adjusted[1] EPS of between $5.05 and $5.20, up 13% at the mid-point.
-	30 basis points of both segment adjusted[1] operating margin[3] and adjusted EBITDA margin[5] expansion to 16.1% and 16.3%, respectively.
-	100%+ free cash flow[6] conversion.

•	Other assumptions incorporated into fiscal 2025 guidance:

-	An average fully diluted share count of 134 million, which reflects only shares repurchased to-date.
-	An adjusted effective tax rate of approximately 24% for the full year.

•	See the Regulation G Information tables at the end of this release for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Business Segments

Americas

Revenue in the first quarter was $3.1 billion, a 2% increase from the prior year. Net service revenue2 was $1.1 billion, an 8% increase from the prior year. This performance was driven by 9% growth in the design business and reflected strong growth in both the U.S. and Canada, resulting from the ongoing multi-decade secular growth drivers of investments in infrastructure, sustainability, resilience and energy.

Operating income increased by 12% to $196 million and on an adjusted1 basis increased by 10% to $197 million. The adjusted operating margin on net service revenue increased by 40 basis points over the prior year to 18.7%, a new first quarter high, reflecting high-returning organic growth initiatives and strong execution. Expanding margins continue to enable growing investments in AI, digital and new growth platforms, including the Water & Environment Advisory business.

Backlog in the Americas segment is at a record high, driven by strong wins in the quarter that resulted in a 1.1x book-to-burn ratio8, including a 1.2x book-to-burn ratio in the design business.

International

Revenue in the first quarter was $902 million, a 5% increase from the prior year. Net service revenue2 was $750 million, a 2% increase from the prior year. Growth was driven by the U.K. and Middle East markets, supported by a strong backlog and leading positions on key frameworks. However, this growth was partially offset by a decline in Australia.

Both operating income and adjusted1 operating income increased by 5% to $81 million. The adjusted operating margin on net service revenue increased by 20 basis points over the prior year to 10.8%, which reflected strong execution and the Company’s focus on high-returning markets and opportunities across its largest geographies.

Backlog in the International segment remains near a record high, reflecting a 1.2x book-to-burn ratio8 in the quarter.

Balance Sheet and Capital Allocation Update

The Company ended the quarter with a strong balance sheet, including net leverage9 of 0.8x. During the quarter, the Company returned $55 million to shareholders through stock repurchases and dividend payments. Since the initiation of its repurchase program in September 2020, the Company has repurchased more than $2.2 billion of stock, which represents approximately one-third of the Company’s market capitalization at the time it began repurchases.

Tax Rate

The effective tax rate was 13.4% in the first quarter. On an adjusted1 basis, the effective tax rate was 14.3%. The lower tax rate primarily related to the timing of the realization of deferred tax assets in the first quarter. The Company continues to expect a full year adjusted tax rate of approximately 24%. The adjusted tax rate was derived by re-computing the quarterly effective tax rate on adjusted net income10. The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Conference Call

AECOM is hosting a conference call tomorrow at 8 a.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategy and operating trends, and outlook. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of certain items, such as restructuring costs, amortization of intangible assets, non-core AECOM Capital and other items. See Regulation G Information for a reconciliation of non-GAAP measures to the comparable GAAP measures.

2 Revenue, less pass-through revenue; growth rates are presented on a constant-currency basis.

3 Reflects segment operating performance, excluding AECOM Capital and G&A, and margins are presented on a net service revenue basis.

4 Net income before interest expense, tax expense, depreciation and amortization.

5 Adjusted EBITDA margin includes non-controlling interests in EBITDA and is on a net service revenue basis.

6 Free cash flow is defined as cash flow from operations less capital expenditures, net of proceeds from disposals of property and equipment; free cash flow conversion is defined as free cash flow divided by adjusted net income attributable to AECOM.

7 Backlog represents the total value of work for which AECOM has been selected that is expected to be completed by consolidated subsidiaries; growth rates are presented on a constant-currency basis.

8 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period.

9 Net leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, and total debt on the Company’s financial statements, net of total cash and cash equivalents.

10 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations. The adjusted tax rate was derived by re-computing the quarterly effective tax rate on adjusted net income. The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

About AECOM

AECOM (NYSE: ACM) is the global infrastructure leader, committed to delivering a better world. As a trusted professional services firm powered by deep technical abilities, we solve our clients’ complex challenges in water, environment, energy, transportation and buildings. Our teams partner with public- and private-sector clients to create innovative, sustainable and resilient solutions throughout the project lifecycle – from advisory, planning, design and engineering to program and construction management. AECOM is a Fortune 500 firm that had revenue of $16.1 billion in fiscal year 2024. Learn more at aecom.com.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, capital allocation strategy including stock repurchases, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; potential government shutdowns, changes in administration or other funding directives and circumstances that may cause governmental agencies to modify, curtail or terminate our contracts; losses under fixed-price contracts; limited control over operations that run through our joint venture entities; liability for misconduct by our employees or consultants; changes in government laws, regulations and policies, including failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; potential high leverage and inability to service our debt and guarantees; ability to continue payment of dividends; exposure to political and economic risks in different countries, including tariffs and trade policies, geopolitical events, and conflicts; inflation, currency exchange rates and interest rate fluctuations; changes in capital markets and stock market volatility; retaining and recruiting key technical and management personnel; legal claims and litigation; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; managing pension costs; AECOM Capital real estate development projects; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the sale of our Management Services and self-perform at-risk civil infrastructure, power construction and oil and gas businesses, including the risk that any purchase adjustments from those transactions could be unfavorable and result in any future proceeds owed to us as part of the transactions could be lower than we expect; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This communication contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, segment adjusted operating margin, adjusted tax rate, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted operating income, adjusted net income, adjusted EBITDA and adjusted EPS to exclude the impact of certain items, such as amortization expense and taxes to aid investors in better understanding our core performance results. We use free cash flow to present the cash generated from operations after capital expenditures to maintain our business. We present net service revenue (NSR) to exclude pass-through subcontractor costs from revenue to provide investors with a better understanding of our operational performance. We present segment adjusted operating margin to reflect segment operating performance of our Americas and International segments, excluding AECOM Capital.  We present adjusted tax rate to reflect the tax rate on adjusted earnings. We also use constant-currency growth rates where appropriate, which are calculated by conforming the current period results to the comparable period exchange rates.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this communication. The Company is unable to reconcile certain of its non-GAAP financial guidance and long-term financial targets due to uncertainties in these non-operating items as well as other adjustments to net income.  The Company is unable to provide a reconciliation of its guidance for NSR to GAAP revenue because it is unable to predict with reasonable certainty its pass-through revenue.

AECOM
Consolidated Statement of Income
(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2024	December 31, 2023	% Change
Revenue	$4,014,152	$3,899,920	2.9%
Cost of revenue	3,745,748	3,655,950	2.5%
Gross profit	268,404	243,970	10.0%
Equity in earnings (losses) of joint ventures	9,553	(28,941)	(133.0)%
General and administrative expenses	(40,459)	(35,724)	13.3%
Restructuring costs	—	(16,180)	(100.0)%
Income from operations	237,498	163,125	45.6%
Other income	6,924	2,569	169.5%
Interest income	16,564	12,102	36.9%
Interest expense	(43,034)	(41,257)	4.3%
Income from continuing operations before taxes	217,952	136,539	59.6%
Income tax expense for continuing operations	29,232	26,658	9.7%
Income from continuing operations	188,720	109,881	71.7%
Loss from discontinued operations	(9,516)	(1,287)	639.4%
Net income	179,204	108,594	65.0%
Net income attributable to noncontrolling interests from continuing operations	(11,370)	(13,117)	(13.3)%
Net income attributable to noncontrolling interests from discontinued operations	(792)	(1,039)	(23.8)%
Net income attributable to noncontrolling interests	(12,162)	(14,156)	(14.1)%
Net income attributable to AECOM from continuing operations	177,350	96,764	83.3%
Net loss attributable to AECOM from discontinued operations	(10,308)	(2,326)	343.2%
Net income attributable to AECOM	$167,042	$94,438	76.9%

Net income (loss) attributable to AECOM per share:
Basic continuing operations per share	$1.34	$0.71	88.7%
Basic discontinued operations per share	(0.08)	(0.02)	300.0%
Basic earnings per share	$1.26	$0.69	82.6%

Diluted continuing operations per share	$1.33	$0.71	87.3%
Diluted discontinued operations per share	(0.08)	(0.02)	300.0%
Diluted earnings per share	$1.25	$0.69	81.2%

Weighted average shares outstanding:
Basic	132,500	135,897	(2.5)%
Diluted	133,625	137,101	(2.5)%

AECOM
Balance Sheet Information
(unaudited - in thousands)

	December 31, 2024	September 30, 2024
Balance Sheet Information:
Total cash and cash equivalents	$1,580,656	$1,580,877
Accounts receivable and contract assets, net	4,449,662	4,599,765
Working capital	859,803	801,978
Total debt, excluding unamortized debt issuance costs	2,547,092	2,539,811
Total assets	11,818,827	12,061,669
Total AECOM stockholders’ equity	2,204,010	2,184,205

AECOM
Reportable Segments
(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended December 31, 2024:
Revenue	$3,111,955	$902,010	$187	$—	$4,014,152
Cost of revenue	2,921,695	824,053	—	—	3,745,748
Gross profit	190,260	77,957	187	—	268,404
Equity in earnings of joint ventures	5,512	2,881	1,160	—	9,553
General and administrative expenses	—	—	(2,395)	(38,064)	(40,459)
Income (loss) from operations	$195,772	$80,838	$(1,048)	$(38,064)	$237,498

Gross profit as a % of revenue	6.1%	8.6%			6.7%

Contracted backlog	$8,818,924	$4,352,692	$—	$—	$13,171,616
Awarded backlog	8,689,812	2,015,736	—	—	10,705,548
Total backlog	$17,508,736	$6,368,428	$—	$—	$23,877,164

Total backlog – Design only	$16,241,174	$6,368,428	$—	$—	$22,609,602

Three Months Ended December 31, 2023:
Revenue	$3,038,683	$861,041	$196	$—	$3,899,920
Cost of revenue	2,867,708	788,242	—	—	3,655,950
Gross profit	170,975	72,799	196	—	243,970
Equity in earnings (losses) of joint ventures	3,658	4,282	(36,881)	—	(28,941)
General and administrative expenses	—	—	(2,451)	(33,273)	(35,724)
Restructuring costs	—	—	—	(16,180)	(16,180)
Income (loss) from operations	$174,633	$77,081	$(39,136)	$(49,453)	$163,125

Gross profit as a % of revenue	5.6%	8.5%			6.3%

Contracted backlog	$8,712,193	$4,306,154	$—	$—	$13,018,347
Awarded backlog	8,241,111	2,061,613	—	—	10,302,724
Total backlog	$16,953,304	$6,367,767	$—	$—	$23,321,071

Total backlog – Design only	$15,478,792	$6,367,767	$—	$—	$21,846,559

AECOM
Regulation G Information
(in millions)

Reconciliation of Revenue to Net Service Revenue (NSR)

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Americas
Revenue	$3,112.0	$3,161.5	$3,038.7
Less: Pass-through revenue	2,061.1	2,104.1	2,061.0
Net service revenue	$1,050.9	$1,057.4	$977.7

International
Revenue	$902.0	$948.4	$861.0
Less: Pass-through revenue	151.8	194.3	131.1
Net service revenue	$750.2	$754.1	$729.9

Segment Performance (excludes ACAP)
Revenue	$4,014.0	$4,109.9	$3,899.7
Less: Pass-through revenue	2,212.9	2,298.4	2,192.1
Net service revenue	$1,801.1	$1,811.5	$1,707.6

Consolidated
Revenue	$4,014.2	$4,110.5	$3,899.9
Less: Pass-through revenue	2,212.9	2,298.4	2,192.1
Net service revenue	$1,801.3	$1,812.1	$1,707.8

Reconciliation of Total Debt to Net Debt

	Balances at
	December 31, 2024	September 30, 2024	December 31, 2023
Short-term debt	$3.5	$3.1	$3.2
Current portion of long-term debt	65.9	63.8	88.4
Long-term debt, excluding unamortized debt issuance costs	2,477.7	2,473.0	2,123.4
Total debt	2,547.1	2,539.9	2,215.0
Less: Total cash and cash equivalents	1,580.7	1,580.9	1,192.3
Net debt	$966.4	$959.0	$1,022.7

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Net cash provided by operating activities	$151.1	$298.8	$143.1
Capital expenditures, net	(40.1)	(24.2)	(56.2)
Free cash flow	$111.0	$274.6	$86.9

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Reconciliation of Income from Operations to Adjusted Income from Operations to Adjusted EBITDA with Noncontrolling Interests (NCI) to Adjusted EBITDA
Income from operations	$237.5	$236.3	$163.1
Noncore AECOM Capital loss	1.0	2.2	39.1
Restructuring costs	—	18.3	16.2
Amortization of intangible assets	1.1	4.7	4.6
Adjusted income from operations	$239.6	$261.5	$223.0
Other income	6.9	11.4	2.6
Fair value adjustment included in other income	(5.0)	(8.8)	—
Depreciation	39.8	39.0	37.5
Adjusted EBITDA with noncontrolling interests (NCI)	$281.3	$303.1	$263.1
Net income attributable to NCI from continuing operations excluding interest income included in NCI	(9.9)	(13.2)	(11.7)
Amortization of intangible assets included in NCI	—	—	(0.2)
Adjusted EBITDA	$271.4	$289.9	$251.2

Reconciliation of Income from Continuing Operations Before Taxes to Adjusted Income from Continuing Operations Before Taxes
Income from continuing operations before taxes	$218.0	$218.0	$136.5
Noncore AECOM Capital loss	1.0	2.2	39.1
Fair value adjustment	(5.6)	(9.2)	—
Restructuring costs	—	18.2	16.2
Amortization of intangible assets	1.1	4.7	4.6
Financing charges in interest expense	1.4	1.2	1.3
Adjusted income from continuing operations before taxes	$215.9	$235.1	$197.7

Reconciliation of Income Taxes for Continuing Operations to Adjusted Income Taxes for Continuing Operations
Income tax expense for continuing operations	$29.3	$34.9	$26.6
Tax effect of the above adjustments(1)	(0.5)	2.3	14.0
Valuation allowances and other tax only items	0.5	10.9	—
Adjusted income tax expense for continuing operations	$29.3	$48.1	$40.6

(1) Adjusts income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to Noncontrolling Interests (NCI) from Continuing Operations to Adjusted Net Income Attributable to Noncontrolling Interests from Continuing Operations
Net income attributable to noncontrolling interests from continuing operations	$(11.4)	$(14.7)	$(13.1)
Amortization of intangible assets included in NCI	—	—	(0.2)
Adjusted net income attributable to noncontrolling interests from continuing operations	$(11.4)	$(14.7)	$(13.3)

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted Net Income Attributable to AECOM from Continuing Operations
Net income attributable to AECOM from continuing operations	$177.3	$168.4	$96.8
Noncore AECOM Capital loss, net of NCI	1.0	2.2	39.1
Fair value adjustment	(5.6)	(9.2)	—
Restructuring costs	—	18.3	16.2
Amortization of intangible assets	1.1	4.7	4.6
Financing charges in interest expense	1.4	1.2	1.3
Tax effect of the above adjustments(1)	0.5	(2.4)	(14.0)
Valuation allowances and other tax only items	(0.5)	(10.9)	—
Amortization of intangible assets included in NCI	—	—	(0.2)
Adjusted net income attributable to AECOM from continuing operations	$175.2	$172.3	$143.8

(1) Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM from Continuing Operations per Diluted Share to Adjusted Net Income Attributable to AECOM from Continuing Operations per Diluted Share
Net income attributable to AECOM from continuing operations per diluted share	$1.33	$1.25	$0.71
Per diluted share adjustments:
Noncore AECOM Capital loss, net of NCI	0.01	0.02	0.29
Fair value adjustment included in other income	(0.04)	(0.07)	—
Restructuring costs	—	0.14	0.12
Amortization of intangible assets	0.01	0.03	0.03
Financing charges in interest expense	0.01	0.01	0.01
Tax effect of the above adjustments(1)	(0.01)	(0.03)	(0.11)
Valuation allowances and other tax only items	—	(0.08)	—
Adjusted net income attributable to AECOM from continuing operations per diluted share	$1.31	$1.27	$1.05
Weighted average shares outstanding – basic	132.5	134.2	135.9
Weighted average shares outstanding – diluted	133.6	135.2	137.1

(1) Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted EBITDA
Net income attributable to AECOM from continuing operations	$177.3	$168.4	$96.8
Income tax expense	29.3	34.9	26.6
Depreciation and amortization	42.3	45.0	43.1
Interest income, net of NCI	(15.2)	(13.7)	(10.7)
Interest expense	43.0	45.0	41.3
Amortized bank fees included in interest expense	(1.4)	(1.3)	(1.2)
Noncore AECOM Capital loss, net of NCI	1.0	2.2	39.1
Fair value adjustment included in other income	(4.9)	(8.9)	—
Restructuring costs	—	18.3	16.2
Adjusted EBITDA	$271.4	$289.9	$251.2

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Reconciliation of Segment Income from Operations to Adjusted Segment Income from Operations
Americas Segment:
Segment Income from operations	$195.8	$203.4	$174.6
Amortization of intangible assets	1.1	4.3	4.3
Adjusted segment income from operations	$196.9	$207.7	$178.9

International Segment:
Segment Income from operations	$80.8	$94.5	$77.1
Amortization of intangible assets	—	0.4	0.3
Adjusted segment income from operations	$80.8	$94.9	$77.4

Segment Performance (excludes ACAP and G&A):
Segment Income from operations	$276.6	$297.9	$251.7
Amortization of intangible assets	1.1	4.7	4.6
Adjusted segment income from operations	$277.7	$302.6	$256.3

AECOM
Regulation G Information

FY2025 GAAP EPS Guidance based on Adjusted EPS Guidance
(all figures approximate)	Fiscal Year End 2025
GAAP EPS guidance	$5.03 to $5.19
Adjusted EPS excludes:
Amortization of intangible assets	$0.01
Amortization of deferred financing fees	$0.04
Noncore AECOM Capital	$0.01
Fair value adjustment	($0.04)
Tax effect of the above items	$0.00 to ($0.01)
Adjusted EPS guidance	$5.05 to $5.20

FY2025 GAAP Net Income from Continuing Operations Guidance based on Adjusted EBITDA Guidance
(in millions, all figures approximate)	Fiscal Year End 2025
GAAP net income from continuing operations guidance	$735 to $746
Net income attributable to noncontrolling interest from continuing operations	($60) to ($50)
Net income attributable to AECOM from continuing operations	$675 to $696
Adjusted net income attributable to AECOM from continuing operations excludes:
Amortization of intangible assets	$2
Amortization of deferred financing fees	$5
Noncore AECOM Capital	$1
Fair value adjustment	($6)
Tax effect of the above items	$0 to ($1)
Adjusted net income attributable to AECOM from continuing operations	$677 to $697
Adjusted EBITDA excludes:
Depreciation	$160
Adjusted interest expense, net	$125 to $129
Tax expense, including tax effect of above items	$213 to $224
Adjusted EBITDA guidance	$1,175 to $1,210

FY2025 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance
(in millions, all figures approximate)	Fiscal Year End 2025
GAAP interest expense guidance	$170 to $174
Finance charges in interest expense	($5)
Interest income, net of NCI	($40)
Adjusted net interest expense guidance	$125 to $129

FY2025 GAAP Income Tax Guidance based on Adjusted Income Tax Guidance
(in millions, all figures approximate)	Fiscal Year End 2025
GAAP income tax expense guidance	$213 to $223
Tax effect of adjusting items	$0 to $1
Adjusted income tax expense guidance	$213 to $224

Note: Variances in tables are due to rounding.